Exhibit 4.1

EXECUTION COPY

WAUSAU PAPER CORP.

$35,000,000

Series C Senior Notes due August 31, 2011

AMENDMENT NO. 5 TO NOTE PURCHASE AGREEMENT

Dated as of September 17, 2010

AMENDMENT NO. 5

TO

NOTE PURCHASE AGREEMENT

THIS AMENDMENT NO. 5 TO NOTE PURCHASE AGREEMENT, dated as of September 17, 2010 (the “Amendment”), is made by and among Wausau Paper Corp. (formerly known as Wausau-Mosinee Paper Corporation (the “Company”)) and the holders of the Notes who execute the signature pages hereto (the “Holders”).

RECITALS:

A.

The Company is a party to the several Note Purchase Agreements, each dated as of August 31, 1999, between it and each of the purchasers of Notes issued pursuant thereto (collectively, and in each case as amended by that certain Amendment No. 1 dated as of June 28, 2005, that certain Amendment No. 2 dated as of December 21, 2006, that certain Amendment No. 3 dated as of October 19, 2007 and that certain Amendment No. 4 dated as of March 27 2009, the “Note Purchase Agreement”).

B.

The Company has notified the Holders that it entered into a Credit Agreement, dated as of June 23, 2010, with Bank of America, N.A., the other lenders party thereto and Banc of America Securities LLC and that Section 7.01(c) thereof (the “Additional Net Worth Covenant”) constitutes an Additional Covenant (as defined in the Note Purchase Agreement).

C.

Pursuant to Section 9.8 of the Note Purchase Agreement, the Additional Net Worth Covenant is incorporated automatically into the Note Purchase Agreement and, in addition, the Company is obligated upon request to deliver an amendment to the Note Purchase Agreement to evidence further the inclusion of the Additional Net Worth Covenant in the Note Purchase Agreement.

D.

Notwithstanding the terms of Section 9.8 of the Note Purchase Agreement, the Company is asking the Holders to waive incorporation of the Additional Net Worth Covenant and the right to require amendment of the Note Purchase Agreement to evidence further the inclusion of the Additional Net Worth Covenant in the Note Purchase Agreement.

E.

The Company further desires to amend the Note Purchase Agreement to modify its representations concerning compliance with ERISA and to reflect certain statutory changes in the laws applicable to ERISA Plans.

F.

In light of the foregoing, the Company and each of the Holders desire to modify the Note Purchase Agreement as set forth herein.

AGREEMENT:

In consideration of the terms and conditions contained herein, and other good and valuable consideration the receipt and sufficiency are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

Definitions.  All capitalized terms used but not otherwise defined herein shall have the meaning given such terms in the Note Purchase Agreement.

SECTION 2.

Amendments.  Subject to the terms and conditions of this Amendment, Section 5.12 of the Note Purchase Agreement is hereby amended and restated as follows:

“5.12

Compliance with ERISA.

The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 430 or 436 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.  The Company, on behalf of Wausau Paper Mills, LLC, is in discussions concerning the PBGC's assertion of liability under ERISA on the part of Wausau Paper Mills, LLC to two Plans sponsored by Wausau Paper Mills, LLC.  The PBGC has asserted that as a result of certain cessations of manufacturing operations at the Company's New Hampshire facility on December 31, 2007 and the Company's Maine facility on May 31, 2009, Wausau Paper Mills, LLC became liable for certain obligations to the Plans relating to those facilities under ERISA Section 4062(e).  The liability with respect to the New Hampshire facility Plan under ERISA Section 4062(e) was determined by the PBGC to be $900,000, and the liability with respect to the Maine facility Plan under ERISA Section 4062(e) was determined by the PBGC to be $5,500,000.  These liabilities are anticipated to be satisfied through the use of credit balances and/or cash contributions over a three year period.  While a final agreement with the PBGC has not yet been reached, the Company represents and warrants that these liabilities would not individually or in the aggregate be Material.

The funded percentage of each of the Plans (other than Multiemployer Plans) determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, equals or exceeds 80%.  The funded percentage shall be determined by dividing the aggregate current value of the assets of such Plan allocable to such Plan’s benefit liabilities by the present value of the aggregate benefit liabilities under such Plan.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

The expected postretirement benefit obligations (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries as reflected on the financial statements provided pursuant to Section 7.1(b) (1) have been determined according to GAAP, (2) present fairly the nature and extent of such obligations, in all material respects and (3) are not Material.

The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by you.”

SECTION 3.

Representations and Warranties.

The Company hereby represents and warrants to the Holders as of the date hereof that:  (a) it is duly organized, validly existing and in active status under the laws of its jurisdiction of organization; (b) the execution, delivery and performance by the Company of this Amendment are within its powers, have been duly authorized by all necessary action, and do not violate, result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under (i) its articles of incorporation or bylaws, (ii) any applicable law, (iii) any order of any court or any rule, regulation or order of any other agency or government binding upon the Company, or (iv) any provision of any instrument or agreement to which the Company is a party or by which its properties or assets are or may be bound; (c) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person is required in connection with the execution, delivery or performance of this Amendment by the Company or the validity or enforceability of this Amendment against the Company; (d) this Amendment has been duly executed and delivered by the Company; (e) each of this Amendment and the Note Purchase Agreement (after giving effect hereto) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (f) each of the Company’s Subsidiaries is a party to the Guaranty Agreement, and each such Subsidiary has duly executed and delivered to the Holders a Reaffirmation Agreement in the form of Exhibit A attached hereto; and (g) the representations and warranties made by the Company in the Note Purchase Agreement are true and complete as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date in which case, such representations and warranties are true and complete as of such specific date.

SECTION 4.

Waivers.

(a)

Notwithstanding the failure by the Company to report, pursuant to Section 7.2 of the Note Purchase Agreement, the information required in order to establish whether the Company was in compliance with the net worth covenant set forth in Section 10.3 for the period ended June 30, 2010 (the “June 30 Net Worth Test”), the Holders hereby waive the Default (and any Event of Default) as a result of such failure provided that the Company was in fact in compliance with the June 30, 2010 Net Worth Test as shown in the calculations set forth in Annex I attached hereto.

(b)

Notwithstanding the terms of Section 9.8 of the Note Purchase Agreement, the Holders hereby waive the requirement thereunder that (i) the Additional Net Worth Covenant be deemed incorporated by reference into the Note Purchase Agreement and (ii) the Company execute and deliver an amendment to the Note Purchase Agreement to include the Additional Net Worth Covenant.

SECTION 5.

Miscellaneous.

(a)

Except as specifically amended hereby, the terms of the Note Purchase Agreement, the Notes and all other agreements, instruments and documents delivered in connection therewith (collectively, the “Note Documents”) shall remain in full force and effect and hereby are ratified and confirmed in all respects.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, be deemed to be an amendment, modification or waiver of any provision of the Note Purchase Agreement or any other Note Document or any right, power or remedy of the Holders in connection therewith whether arising before or after the date hereof.  This Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the Holders whether under the Note Purchase Agreement or any other Note Documents, at law or otherwise.

(b)

Each reference in the Note Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Note Purchase Agreement as amended by this Amendment, and each reference herein or in any other Note Document or any other document or instrument to the Note Purchase Agreement shall mean and be a reference to the Note Purchase Agreement as amended and modified by this Amendment.

(c)

This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission), by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile or other electronic transmission signature and that it accepts the facsimile or other electronic transmission signature of each other party provided that the Company shall furnish original signature pages upon request to the Holders.  The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof or thereof.

(d)

This Amendment, the Note Purchase Agreement and the other Note Documents constitute the final, entire agreement and understanding between the parties with respect to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto and thereto.  There are no oral agreements between the parties with respect to the subject matter hereof and thereof.

(e)

If any provision of this Amendment is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment which shall be given effect so far as possible.

(f)

THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN SECTION 22.6 OF THE NOTE PURCHASE AGREEMENT AND SHALL BE SUBJECT TO THE NOTICE PROVISIONS OF SECTION 18 0F THE NOTE PURCHASE AGREEMENT.

(g)

The Company may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder and any delegation, transfer or assignment in violation hereof shall be null and void.  No rights are intended to be created under this Amendment for the benefit of any Person other then the parties hereto. This Amendment shall be binding upon each of the Company and the Holders and their respective successors and permitted assigns.

(h)

All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by any of the Holders shall affect such representations or warranties or the right of any of the Holders to rely upon them.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed and delivered as of the day and year first above written.

WAUSAU PAPER CORP.

By:

Name:

Scott P. Doescher

Title:

Executive Vice President, Finance

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:

Name:

Title:

[Signature Page to Amendment No. 5 to Note Purchase Agreement]

THRIVENT FINANCIAL FOR LUTHERANS

By:

Name:

Title:

[Signature Page to Amendment No. 5 to Note Purchase Agreement]

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,

successor by merger to JEFFERSON PILOT FINANCIAL INSURANCE COMPANY,

a Nebraska corporation

By:

Delaware Investment Advisers, a Series of Delaware Business Management Trust, Attorney-in-Fact

By:

Name:

Title:

[Signature Page to Amendment No. 5 to Note Purchase Agreement]

EXHIBIT A

FORM OF REAFFIRMATION AGREEMENT

See Attached.

REAFFIRMATION AGREEMENT

THIS REAFFIRMATION AGREEMENT (“Reaffirmation”) is made as of September 17, 2010 by each of the undersigned entities (the “Guarantors”) in favor of each “Holder” (as defined in the Guaranty referenced below).

RECITALS:

A.

Each of the Guarantors is a wholly owned, direct or indirect subsidiary of Wausau Paper Corp., a Wisconsin corporation (the “Company”).

B.

The Company is a party to the several Note Purchase Agreements, each dated as of August 31, 1999, among it and each of the Holders, as amended (collectively, the “Note Purchase Agreement”).

C.

The Guarantors have guarantied the obligations of the Company under the Note Purchase Agreement pursuant to that certain Guaranty, dated as of August 31, 1999, that certain Guaranty, dated as of December 21, 2006, or that certain Guaranty, dated as of October 19, 2007, in each case made by each Guarantor in favor of the Holders (each as amended, supplemented or otherwise modified, being collectively, the “Guaranty”).

D.

The Guarantors desire that the Holders enter into that certain Amendment No. 5 to Note Purchase Agreement, dated as of the date hereof, among the Company and the Holders that are a party thereto (the “Amendment”).

E.

As a condition to the effectiveness of the Amendment, the Holders have required, among other things, that the Guarantors execute and deliver this Reaffirmation.

AGREEMENT:

NOW, THEREFORE, in consideration of the above premises, to induce the Holders to enter into the Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Guarantors hereby agrees as follows:

1.

No consent by any Guarantor to the Amendment is required in order for the Guaranty to remain in full force and effect and to be enforceable against each Guarantor in accordance with its terms.  Without limiting the foregoing, each of the Guarantors hereby acknowledges its consent to the terms of the Amendment and ratifies and reaffirms all of its obligations and liabilities arising under or otherwise relating to the Guaranty.

2.

The Guaranty is, and shall remain after giving effect to the Amendment, in full force and effect, enforceable in accordance with its terms.

3.

Upon the effectiveness of the Amendment, all references in the Guaranty to the Note Purchase Agreement shall be deemed references to the Note Purchase Agreement as modified by the Amendment.

4.

The execution, delivery and effectiveness of the Amendment shall not diminish, or operate as a waiver of, any right, power or remedy of each Holder under the Guaranty or any other agreement or document relating thereto.

5.

This Reaffirmation shall be governed by, construed and interpreted in accordance with the laws of the State of New York applicable to contracts executed and to be performed in that state.

6.

The execution hereof by each Guarantor shall constitute a contract by such Guarantor in favor of each Holder.

7.

This Reaffirmation may be executed in any number of counterparts (including by facsimile or other electronic transmission), by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.  Each party agrees that it will be bound by its own facsimile or other electronic transmission signature and that it accepts the facsimile or other electronic transmission signature of each other party provided that the each party agrees to furnish original signature pages upon request to the Holders.

8.

Notice of acceptance hereof is hereby waived by each of the Guarantors.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Reaffirmation has been duly executed and delivered as of the date first above written.

GUARANTORS:

THE SORG PAPER COMPANY

THE MIDDLETOWN HYDRAULIC COMPANY

By:_______________________

Name:

Scott P. Doescher

Title:

Executive Vice President, Finance

WAUSAU PAPER TOWEL & TISSUE, LLC

WAUSAU PAPER MILLS, LLC

WAUSAU TIMBERLAND COMPANY, LLC

By:_______________________

Name:

Scott P. Doescher

Title:

Executive Vice President, Finance/Manager

ANNEX I

See attached.

September 15, 2010

Dear Colleagues:

Pursuant to Section 7.2(a) of the Senior Notes Agreement dated August 31, 1999, I am enclosing detailed calculations demonstrating the company’s compliance (for the fiscal quarter ended June 30, 2010) with the requirements of Sections 10.3 through 10.5 of the Senior Notes, as amended.  Please note that the Consolidated Net Worth calculation is revised (from our earlier compliance certificate dated August 9, 2010) to reflect the covenant in effect under the Note Purchase Agreement.  The certificate dated August 9, 2010, referenced a proposed Consolidated Net Worth calculation not previously approved by the Note Purchasers.

Please contact me if you have questions regarding these calculations.

Very truly yours,

SCOTT P. DOESCHER

Scott P. Doescher

Executive Vice President, Finance Secretary and Treasurer

Enclosures

cc:  Robin DeChamps, Deloitte & Touche LLP

100 Paper Place, Mosinee, WI  54455

tel  715 693 4470  fax  715 692 2082

www.wausaupaper.com

WAUSAU PAPER CORP.

Financial Covenant Calculation Worksheet

SENIOR NOTES DATED AUGUST 31, 1999

(REVISED)

($ in thousands)
	6/30/10
Section 10.3 - Consolidated Net Worth
Shareholders’ Equity at Statement Date	237,064
add: Accumulated other comprehensive loss (income)	62,103
Consolidated Net Worth for purposes of Section 10.3	299,167
Stated Consolidated Net Worth	200,000
add: 25% of Cumulative Consolidated Net Income beginning quarter ending 12-31-07	8,661
100% of Cumulative Proceeds of all Equity Issuances beginning quarter ending 12-31-07	229
Minimum Consolidated Net Worth Permitted:	208,890
Compliance	YES
Section 10.4(a) - Consolidated Funded Indebtedness to Consolidated Total Capitalization
Consolidated Total Capitalization:
Consolidated Funded Indebtedness	124,535
Consolidated Net Worth	237,064
Consolidated Total Capitalization	361,599
Total Funded Indebtedness/Capitalization Ratio	34.44%

Maximum Total Funded Indebtedness/Capitalization Ratio permitted:	55.00%
Compliance	YES
Section 10.4(b) - Consolidated Interest Coverage Ratio
A. Consolidated EBITDDA for four consecutive fiscal quarters ending on statement date (Subject Period"):

1. Consolidated Net Income for Subject Period:	32,315
2. Consolidated Interest Expense for Subject Period:	6,544
3. All federal and state income tax expense for Subject Period:	23,733
4. Depreciation expense for Subject Period:	38,728
5. Depletion expenses for Subject Period:	54
6. Amortization expenses for Subject Period:	17,505
7. Consolidated EBITDDA for Subject Period	118,879
(Sum of Line A.1 through Line A.6):
B. Consolidated Interest Charges for Subject Period:	6,544

C. Consolidated Interest Coverage Ratio (Line A.7 / Line B):	18.17	to 1
Minimum Consolidated Interest Coverage Ratio permitted:	3.00	to 1
Compliance	YES
Section 10.5 - Limitation on Priority Debt
Priority Debt	0

Maximum Priority Debt (10% of Consolidated Net Worth) permitted:	23,706
Compliance	YES

September 15, 2010

Delaware Investments-	Thrivent Financial for Lutherans
Private Placements	Attn: Investment Acctg/Trade
Attn: Edward J. Brennan, Vice President	625-4th Ave. South, 10th Floor
2005 Market Street – 41st Floor	Minneapolis, MN 55415
Fixed Income-mailcode 41-104
Philadelphia, PA 19103

The Northwestern Mutual Life Ins. Co.
Attn: Investment Operations
720 East Wisconsin Avenue
Milwaukee, WI 53202

100 Paper Place, Mosinee, WI  54455

tel  715 693 4470  fax  715 692 2082

www.wausaupaper.com